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Rothstein Kass
4 Becker Farm Road
Roseland, NJ 07068
tel 973.994.6666
fax 973.994.0337
www.rkco.com

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Rothstein Kass

March 7, 2013

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: LVFAR Green Technology Copr., f/k/a SHC Advance Services Inc.
(Commission File Number 000-54209)

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by LVFAR Green Technology Corp. f/k/a SHC Advance Services Inc. in Item 4.01 of its Form 8-K dated March 7, 2013, captioned "Changes in Registrant's Certifying Accountant." We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Rothstein Kass

Rothstein Kass